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                                                                   EXHIBIT 99.1

        SuperGen adds three industry executives to clinical research team

   Medical and pharmaceutical veterans have over 47 years combined experience

     SAN RAMON, Calif., August 15, 2000 -- SuperGen Inc. (NASDAQ: SUPG & SUPGZ) today added three veteran medical and pharmaceutical executives to the company's clinical research team: Karl L. Mettinger as Senior Vice President, Clinical Research and Medical Affairs; Lawrence A. Romel as Vice President, Clinical Operations; and, Jorge F. DiMartino as Associate Director, Clinical Research.

     "We are pleased to welcome Karl, Larry and Jorge, three highly experienced professionals, to SuperGen," said Dr. Joseph Rubinfeld, chairman and chief executive officer of SuperGen. "With combined experience of more than 47 years, their arrival adds considerable depth to our corporate management team. Each executive is a 'hands-on' specialist, who will have direct responsibility for clinical operations involving SuperGen's deep pipeline of oncology drugs.

     "Karl will report directly to me, while Larry and Jorge will report to Karl," added Dr. Rubinfeld.

     Karl Mettinger, M.D., Ph.D., joins SuperGen from IVAX Corporation/Baker Norton Pharmaceuticals, where he served in a number of senior management positions, including Executive Director, Clinical Research; Senior Director, Clinical Research; and, Medical Director. While at IVAX, Dr. Mettinger coordinated an international panel of oncologists for the clinical development of oral paclitaxel. In addition, he was responsible for filings and implementation of NDA-targeted clinical development programs, including Paxene-Registered Trademark- (paclitaxel) in Kaposi's sarcoma, as well as breast and ovarian cancer. He has coordinated and supervised clinical trials involving more than 13,000 patients in several countries and participated in the filing of several New Drug Applications (NDAs). Prior to IVAX, Dr. Mettinger was Medical Director of Hematology Operations at KABI. He was also associate professor at the Karolinska Institute in Stockholm. Dr. Mettinger is a member of the American Academy of Pharmaceutical Physicians and American Society of Clinical Oncology.

     Lawrence Romel has nearly twenty years of experience in the clinical operations aspect of pharmaceutical and other healthcare related industries. Prior to joining SuperGen, he served as Vice President of Clinical Operations and Regulatory Affairs at Onyx Pharmaceuticals, where he brought that company's lead compound, ONYX-015, into Phase III clinical studies. Mr. Romel also served as Senior Director of Clinical Operations and Clinical Project Management at SEQUUS Pharmaceuticals, where he was responsible for the management of clinical studies, directing two successful regulatory submissions (DOXIL-Registered Trademark- and Amphotec-Registered Trademark-) and leading a redesign effort of that company's clinical operations systems. He is a member of the Association of Clinical Research Professionals, the Drug Information Association and the Professional Project Institute.

     Before joining SuperGen, Jorge DiMartino, M.D., Ph.D., was a Clinical Instructor in Pediatrics, Division of Hematology-Oncology at the Lucile Salter Packard Children's Hospital, part of




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the Stanford University Medical Center. He is a certified member of the American
Board of Pediatrics and the Board of Pediatric Hematology and Oncology. Dr. DiMartino is an associate member of the American Academy of Pediatrics, an associate member of the American Association for Cancer Research and a member of the American Society of Hematology.

     Based in San Ramon, California, SuperGen is a pharmaceutical company dedicated to the development and commercialization of products intended to treat life-threatening diseases, particularly cancer.

     This press release contains `forward-looking' statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbors created thereby. Such statements involve certain risks and uncertainties associated with an emerging pharmaceutical company. Actual results could differ materially from those projected in the `forward-looking' statements as a result of failure to obtain the clinical data necessary to support marketing approval for the company's compounds in the U.S., as well as other risk factors discussed in SuperGen's reports on file with the U.S. Securities and Exchange Commission (including, but not limited to, the report on Form 10-K for the year ended December 31, 1999, and the report on Form 10-Q/A for the quarter ended March 31,
2000).


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